REORGANIZATION AGREEMENT













                            AGREEMENT AND
                        PLAN OF REORGANIZATION
                       DATED DECEMBER 22, 1998
                               BETWEEN
                    CD-ROM YEARBOOK COMPANY, INC.
                                 AND
                          2THEMART.COM, INC.





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                 AGREEMENT AND PLAN OF REORGANIZATION


      THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is entered into this 22th day of December, 1998 by and between CD-Rom Yearbook Company, Inc., an Oklahoma corporation ("CD-Rom" and "Surviving Corporation") and 2themart.com, a Nevada corporation, ("2themart.com").

                               RECITALS

      A. Subject to and in accordance with the terms and conditions of this Agreement and pursuant to the Certificate of Merger attached hereto as Exhibit A ("Certificate of Merger"), the parties intend that 2themart.com will merge with and into Cd-Rom (the "Merger"), whereby at the Effective Time, all of the 2themart.com Common Stock will be converted into seventeen million eight hundred thousand (17,800,000) shares of common stock of Cd-Rom (the "Cd-Rom Common Stock").

      B. For federal income tax purposes, it is intended that the Merger shall qualify as a tax free reorganization within the meaning of Section368(a)(1)(A) of the Code.

      C. The parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger.

                              AGREEMENT

      NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and mutual covenants set forth herein, the parties agree as follows:

      1.    CERTAIN DEFINITIONS.

       1.1 "AFFILIATE" shall have the meaning set forth in the rules and regulations promulgated by the Commission pursuant to the Securities Act.

       1.2 "CLOSING" shall mean the closing of the transactions contemplated by this Agreement.

       1.3  "CLOSING DATE" shall mean the date of the Closing.

       1.4  "CODE" shall mean the United States Internal Revenue
Code of 1986, as amended.

       1.5 "COMMISSION" shall mean the United States Securities and Exchange Commission.

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       1.6  "DISSENTING SHARES" shall mean those shares held by
holders who perfect their appraisal rights under the applicable state laws.

       1.7 "EFFECTIVE TIME" shall mean the date and time of the effectiveness of the Merger under Oklahoma and Nevada law.

       1.8  "GAAP" shall mean generally accepted accounting principles.

      1.9 "2THEMART.COM COMMON STOCK" shall mean all of the outstanding shares of Common Stock of 2themart.com.

       1.10 "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the operations, assets or financial condition (financial or otherwise) of an entity considered as a whole.

       1.11 "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

       1.12 "TRANSACTION DOCUMENTS" shall mean all documents or agreements attached as an exhibit or schedule hereto, and set forth on the Table of Contents.

      2.    PLAN OF REORGANIZATION.

       2.1 THE MERGER. Subject to the terms and conditions of this Agreement and the Certificate of Merger, 2themart.com shall be merged with and into Cd-Rom in accordance with the applicable provisions of the laws of the States of Oklahoma and Nevada, and with the terms and conditions of this Agreement and the Certificate of Merger, so that:

            (A) At the Effective Time (as defined in Section 2.5 (below)), 2themart.com shall be merged with and into Cd-Rom. As a result of the Merger, the separate corporate existence of 2themart.com shall cease, and Cd-Rom shall continue as the surviving corporation, and shall succeed to and assume all of the rights and obligations of 2themart.com in accordance with the laws of Delaware.

            (B) The Certificate of Incorporation and Bylaws of Cd-Rom in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation after the Effective Time unless and until further amended as provided by law.

            (C) Subject to the terms of this Agreement, the directors and officers of 2themart.com immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation after the Effective Time. Such directors and officers shall hold their

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position until the election and qualification of
their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of the Surviving Corporation.

       2.2 CONVERSION OF SHARES. Each share of 2themart.com Common Stock, issued and outstanding immediately prior to the Effective Time, will, by virtue of the Merger, and at the Effective Time, and without further action on the part of any holder thereof, be converted into one share of fully paid and nonassessable share of Cd-Rom Common Stock.

       2.3  FRACTIONAL SHARES.  No fractional shares of Cd-Rom
Common Stock will be issued in connection with the Merger.

       2.4 THE CLOSING. Subject to termination of this Agreement as provided in Section 5 (below), the Closing shall take place at the offices of M. Richard Cutler, 610 Newport Center Drive, Suite 800, Newport Beach, CA 92660, as soon as possible upon the satisfaction or waiver of all conditions set forth in Section 3 hereof, or such other time and place as is mutually agreeable to the parties.

       2.5  EFFECTIVE TIME.  Simultaneously with the Closing, the
Certificate of Merger shall be filed in the office of the Secretary of State of the State of Oklahoma. The Merger shall become effective immediately upon the filing of the Certificate of Merger with such office.

       2.6 TAX FREE REORGANIZATION. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section368(a)(1)(A) of the Code. Each party agrees that it will not take or assert any position on any tax return, report or otherwise which is inconsistent with the qualification of the Merger as a reorganization within the meaning of Section368(a) of the Code. Cd-Rom represents now, and as of the Closing Date, that it presently intends to continue 2themart.com's historic business or use a significant portion of 2themart.com's business assets in a business.

      3.    MUTUAL COVENANTS.

       3.1 REGULATORY FILINGS; CONSENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, 2themart.com and Cd-Rom shall use Cd-Rom respective best efforts to (i) make all necessary filings with respect to the Merger and this Agreement under the Securities Act, and applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto and shall supply all additional internally prepared information requested in connection therewith; (ii) make merger notification or other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto and shall supply all additional internally prepared information requested in connection therewith; (iii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to


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consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

       3.2 FURTHER ASSURANCES. Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

      4.    CLOSING MATTERS.

       4.1 FILING OF CERTIFICATE OF MERGER. On the date of the Closing, but not prior to the Closing, the Certificate of Merger shall be filed with the offices of the Secretary of State of the State of Oklahoma and the merger of 2themart.com with and into Cd-Rom shall be consummated.

       4.2 EXCHANGE OF CERTIFICATES. At or within 30 days of the Closing, Cd-Rom shall deliver and issue to each shareholder of 2themart.com a certificate or certificates representing the Cd-Rom Common Stock issuable to such shareholder as consideration in this Merger.

       4.3 DELIVERY OF DOCUMENTS. On or before the Closing, the parties shall deliver the documents, and shall perform the acts specified herein, including delivery of the counterpart signature pages of the Transaction Documents executed by 2themart.com and/or Cd-Rom, as the case may be. All documents which 2themart.com shall deliver or cause to be delivered shall be in form and substance reasonably satisfactory to Cd-Rom. All documents which Cd-Rom shall deliver or cause to be delivered shall be in form and substance reasonably satisfactory to 2themart.com.

      5.    TERMINATION OF AGREEMENT.

       5.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto. This Agreement may also be terminated and abandoned by either 2themart.com or Cd-Rom, if the Merger is not effected by January 31, 1999. Any termination of this Agreement under this Section 5.1 shall be effected by the delivery of written notice of the terminating party to the other parties hereto.

       5.2 LIABILITY FOR TERMINATION. Any termination of this Agreement pursuant to this Section 5 shall be without further obligation or liability upon any party in favor of any other party hereto; provided, that if such termination shall result from the willful failure of a party to carry out its obligations under this Agreement, then such party shall be liable for losses incurred by the other parties as set forth in Section 5.5. The provisions of this Section 5.2 shall survive termination.

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       5.3  CERTAIN EFFECTS OF TERMINATION.  In the event of the
termination of this Agreement as provided in Section 5.1 herein, each party, if so requested by the other party, will (i) return promptly every document (other than documents publicly available) furnished to it by the other party (or any subsidiary, division, associate or affiliate of such other party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof which may have been made, and will cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made; or (ii) destroy such documents and cause its representatives and such other representatives to destroy such documents, and such party shall deliver a certificate executed by its president or vice president stating to such effect; and

       5.4 REMEDIES. No party shall be limited to the termination right granted in Section 5.1 hereto by reason of the nonfulfillment of any condition to such party's closing obligations but may, in the alternative, elect to do one of the following:

            (A) proceed to close despite the nonfulfillment of any closing condition, it being understood that consummation of the transactions contemplated hereby shall be deemed a waiver of any misrepresentation or breach of warranty or covenant and of any party's rights and remedies with respect thereto to the extent that the other party shall have actual knowledge of such misrepresentation or breach and the Closing shall nonetheless take place; or

            (B) decline to close, terminate this Agreement as provided in Section 5.1 hereof, and thereafter seek damages to the extent permitted in Section 5.5 hereof.

       5.5 ARBITRATION. Any dispute arising out of this Agreement, or its performance or breach, shall be resolved by binding arbitration conducted by JAMS/Endispute under the JAMS/Endispute Rules for Complex Arbitration (the "JAMS Rules"). This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-14. The parties hereto agree that pursuant to Section 9 of the Federal Arbitration Act, a judgment of the United States District Courts for the Southern District of California shall be entered upon the award made pursuant to the arbitration. A single arbitrator, who shall have the authority to allocate the costs of any arbitration initiated under this paragraph, shall be selected according to the JAMS Rules within ten (10) days of the submission to JAMS/Endispute of the response to the statement of claim or the date on which any such response is due, whichever is earlier. The arbitrator shall conduct the arbitration in accordance with the Federal Rules of Evidence. The arbitrator shall decide the amount and extent of pre-hearing discovery which is appropriate. The arbitrator shall have the power to enter any award of monetary and/or injunctive relief (including the power issue permanent injunctive relief and also the power to reconsider any prior request for immediate injunctive relief by either of the parties and any order as to immediate injunctive relief previously granted or denied by a court in response to a request therefor by either of the parties), including the power to render an award as provided in Rule 43 of the JAMS Rules; provided, however, that the arbitrator shall not have the power to award punitive damages under any circumstances (whether styled as punitive, exemplary, or treble

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damages, or any penalty or punitive type of damages) regardless of whether such damages may be available under applicable law, the parties hereby waiving Cd-Rom rights to recover any such damages. The arbitrator shall award the prevailing party its costs and reasonable attorneys' fees, and the losing party shall bear the entire cost of the arbitration, including the arbitrator's fees. All arbitration shall be held in Orange County, California. In addition to the above court, the arbitration award may be enforced in any court having jurisdiction over the parties and the subject matter of the arbitration. Notwithstanding the foregoing, the parties irrevocably submit to the nonexclusive jurisdiction of the state and federal courts situated where the respondent is domiciled or resides as of the Effective Date in any action to enforce an arbitration award. With respect to any request for immediate injunctive relief, that state and federal courts in Orange County, California shall have exclusive jurisdiction and venue over any such disputes.

      6.    MISCELLANEOUS.

       6.1 GOVERNING LAWS. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

       6.2 BINDING UPON SUCCESSORS AND ASSIGNS. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

       6.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

       6.4 ENTIRE AGREEMENT. This Agreement, the exhibits hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

       6.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

       6.6 EXPENSES. Except as provided to the contrary herein, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement, the exhibits hereto, and the other Transaction Documents.

       6.7 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

       6.8 SURVIVAL OF AGREEMENTS. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby notwithstanding any investigation of the parties hereto and shall terminate on the date one year after the Closing Date.

       6.9 NO WAIVER. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

       6.10 ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys' fees.

       6.11 NOTICES. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally, (b) sent by confirmed telex or telecopy, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this
Section 6.11.

2themart.com:
       2themart.com, Inc.
       135 E. Reno Avenue, Suite F-7
       Las Vegas, NV 89119
       Facsimile No: 702-795-8691

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Cd-Rom:
      CD-Rom Yearbook Company, Inc.
      c/o Ricky Chow
      320 S. Garfield Avenue, Suite 106
      Alhambra, CA 91801
      Facsimile No.: 626-282-1398

Such notice will be treated as having been received upon actual receipt.

       6.12  TIME.  Time is of the essence of this Agreement.

       6.13 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and Cd-Rom attorneys and the language hereof shall not be construed for or against any party.
 The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

       6.14 NO JOINT VENTURE. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and Cd-Rom status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section 6.14.

       6.15 PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

       6.16 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

       6.17 ABSENCE OF THIRD-PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner of any party hereto or any other person or entity except employees and stockholders of 2themart.com specifically referred to herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

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      IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first set forth above.

CD-ROM YEARBOOK COMPANY, INC.         2THEMART.COM, INC.
an Oklahoma corporation               a Nevada corporation

By:/s/Ricky Chow                      By:/s/Dominic J. Magliarditi
Ricky Chow, President                 Dominic J. Magliarditi, President

ATTEST:                               ATTEST:

/s/Ricky Chow                         /s/Dominic J. Magliarditi
Ricky Chow, Secretary                 Dominic J. Magliarditi, Secretary

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                          2themart.com, Inc.

                       Secretary's Certificate

       The undersigned, Dominic J. Magliarditi, Secretary of 2themart.com, Inc., a Nevada corporation and one of the merging corporations mentioned in the foregoing Agreement and Plan of Reorganization (the "Agreement"), certifies that the Agreement has been adopted by the written consent of the shareholders of all of the outstanding stock of 2themart.com, Inc. entitled to vote thereon in accordance with the provisions of the General Corporation Law of the State of Nevada.

Dated: December 22, 1998


       /s/Dominic J. Magliarditi
       Dominic J. Magliarditi
       Secretary of 2themart.com, Inc.


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                    CD-Rom Yearbook Company, Inc.

                       Secretary's Certificate

       The undersigned, Ricky Chow, Secretary of CD-Rom Yearbook
Company, Inc., an Oklahoma corporation and one of the merging corporations mentioned in the foregoing Agreement and Plan of Reorganization (the "Agreement"), certifies that the Agreement has been adopted by the affirmative vote of the holders of a majority of the outstanding Common Stock of CD-Rom Yearbook Company, Inc.
entitled to vote thereon at a meeting held pursuant to notice in accordance with the provisions of the Oklahoma General Corporation Law.

Dated: December 22, 1998


       /s/Ricky Chow
       Ricky Chow
       Secretary of CD-Rom Yearbook, Inc.